Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH CORPORATION ANNOUNCES THE ADDITION OF DONALD

MOREL, JR., PH.D. TO ITS BOARD OF DIRECTORS

EXTON, PA, March 23, 2010 – Kensey Nash Corporation (Nasdaq: KNSY) today announced that Donald E. Morel, Jr., Ph.D., Chairman and Chief Executive Officer of West Pharmaceutical Services, Inc., has joined Kensey Nash’s Board of Directors.

Dr. Morel has served as Chief Executive Officer of West Pharmaceutical Services, Inc. since April 2002 and Chairman of the Board since March 2003. He joined West in 1992 as Director of Research and Development and was promoted to Vice President R&D in 1993. In this role, Dr. Morel spearheaded West’s efforts to develop novel and proprietary drug delivery technologies. From 1998 to 2001, he served as President of several of West’s divisions and in April 2001 Dr. Morel became President and Chief Operating Officer.

Prior to joining West Pharmaceutical, Dr. Morel developed and managed a broad range of programs involving advanced materials for aerospace, biomedical and pharmaceutical applications for several companies. Dr. Morel holds a BS degree in Engineering from Lafayette College, an MS in Materials Science and a Ph.D. in Materials Science and Veterinary Medicine from Cornell University. He has received several awards and honors including becoming a fellow for the American Institute for Medical & Biologic Engineering. In addition to Kensey Nash’s Board, Dr. Morel serves as a Director and Trustee of numerous non-profit organizations including the Fox Chase Cancer Center.

“Dr. Morel’s extensive business experience and materials science knowledge will be a tremendous asset to our Board and our company,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. “His outstanding leadership as Chairman and CEO of West Pharmaceutical is well documented and we are fortunate to have someone of his stature on our board. I am very pleased to welcome him as a member,” he concluded.

“Over the past twenty-five years Kensey Nash has developed a broad range of innovative products and materials that have benefitted patients worldwide. I am pleased to have the opportunity to join the Board and look forward to working with the current Directors and talented management team to achieve the company’s strategic objectives,” Dr. Morel commented.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including, the cardiology, orthopedic, sports medicine, spine, endovascular and general surgery markets.